                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ---------------------

                                    FORM 8-A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                             ---------------------

                          APEX MORTGAGE CAPITAL, INC.
                      -------------------------------------------
             (Exact name of registrant as specified in its charter)


Maryland                                                              95-4650863
----------------------------------------                     -------------------
(State of incorporation or organization)                       (I.R.S. Employer
                                                             Identification No.)


865 South Figueroa Street, Suite 1800
Los Angeles, California                                                    90017
----------------------------------------                     -------------------
(Address of principal executive offices)                              (zip code)


Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class                               Name of each exchange on which
to be so registered                               each class is to be registered
-------------------                               ------------------------------


   Common Stock, par value $.01 per share            New York Stock Exchange
--------------------------------------------      ------------------------------


If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. [ ]

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. [ ]


Securities to be registered pursuant to Section 12(g) of the Act:


                                     None
                         -----------------------------
                               (Title of Class)
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ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.
        -------------------------------------------------------

        COMMON STOCK, $.01 PAR VALUE
        ----------------------------

        The securities to be registered hereunder are the Common Stock, par value $.01 per share, of Apex Mortgage Capital, Inc., a Maryland corporation (the "Registrant"). Subject to any special voting rights of the holders of Preferred Stock, if any, holders of the Common Stock of Registrant are entitled to one vote per share on all matters to be voted upon by the Registrant's stockholders. Subject to preferences that may be applicable to the holders of the outstanding shares of Preferred Stock, if any, holders of the Registrant's Common Stock are entitled to receive such lawful dividends, if any, as may be declared from time to time by the Registrant's Board of Directors. In the event of voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding up of the Registrant and subject to the rights of holders of outstanding shares of Preferred Stock, if any, the holders of shares of Common Stock of the Registrant shall be entitled to receive pro rata all of the remaining assets of the Registrant available for distribution to its stockholders. No redemption or sinking fund provisions are applicable to Registrant's Common Stock. Incorporated herein by reference is the description of the Common Stock contained under the caption "Description of Capital Stock" in the Registrant's Registration Statement on Form S-11 filed with the Securities and Exchange Commission (the "Commission") on September 22, 1997 (file no. 333-36069), as amended (the "Registration Statement"). Additional information relating to the Registrant's Common Stock is incorporated herein by reference to sections of the Registration Statement under the caption "Certain Provisions of Maryland Law and of the Company's Charter and Bylaws."

        Certain provisions of the Company's Articles of Incorporation were designed to make the Company a less attractive target for acquisition by an outsider who does not have the support of the Company's Directors. These provisions: (1) provide that no person may own more than 9.8% of the lesser of
(a) the total number or (b) the total value of the Company's outstanding common shares or more than 9.8% of the lesser of (c) the total number or (d) the total value of the Company's outstanding preferred shares; (2) provide that the President, the Chairman of the Board of Directors, a majority of the Directors or a majority of the Independent Directors may call special meetings of the stockholders; (3) provide that the Directors have exclusive power to amend the Company's Bylaws, excepting that certain provisions of the Bylaws may not be amended without the approval of a majority of the stockholders; (4) provide for a classified Board of Directors; (5) provide that any Director may be removed with or without cause only by the affirmative vote of stockholders holding not less than 66-2/3% of all votes entitled to be cast for the election of Directors; (6) provide that nominations may be made only by written notice; and
(7) provide that amendments to the Company's Charter may be made by the affirmative vote of a majority of all votes entitled to be cast by the stockholders, after due authorization, approval or advise by the Board of Directors, excepting that certain provisions of the Company's Charter require the affirmative vote of stockholders holding at least two-thirds (66-2/3%) of all of the votes entitled to be cast. While the foregoing provisions will not necessarily prevent take-over attempts, the Company believes they should discourage an attempt to obtain control of the Company in a transaction not approved by the Company's Board of Directors by making it more difficult for a third party to obtain control in a short time and impose its will on the remaining shareholders of the Company.

ITEM 2. EXHIBITS.
        --------

        Exhibit Description
        -------------------

1.      Specimen of Certificate representing Registrant's Common Stock.

2.1 Registrant's Registration Statement on Form S-11, as amended, together with exhibits thereto, filed under the Securities Act of 1933, as amended (originally filed with the Commission on September 22, 1997 (File No. 333-36069)) (incorporated herein by reference).

2.2 Charter of the Registrant as currently in effect (incorporated herein by reference to Exhibit 3.1 of the Registration Statement).

2.3 Bylaws of the Registrant as currently in effect (incorporated herein by reference to Exhibit 3.2 of the Registration Statement).

2.4 Management Agreement between the Registrant and TCW Investment Management Company (incorporated herein by reference to Exhibit 10.1 of the Registration Statement).
_______________




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                                   SIGNATURE


     Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunder duly authorized.

                                    APEX MORTGAGE CAPITAL, INC.
                                    (Registrant)



Dated:  November 6, 1997            By: /s/ Philip A. Barach
                                    Name:  Philip A. Barach
                                    Its: President and Chief Executive Officer




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